EXHIBIT 23A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-86664) pertaining to the First Financial Bancorp Thrift Plan and Trust of our report dated June 18, 2004, with respect to the financial statements and schedules of the First Financial Bancorp Thrift Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

June 23, 2004
Cincinnati, Ohio